SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 11, 2009

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 Hayden Avenue, Lexington, Massachusetts 02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 860-8660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On December 11, 2009, the registrant, Cubist Pharmaceuticals, Inc. (“Cubist”) and AstraZeneca Pharmaceuticals LP (“AstraZeneca”) entered into a Sixth Amendment (the “Amendment”) to the July 1, 2008 Commercial Services Agreement, as amended (the “Agreement”) under which Cubist promotes and provides other support in the United States for AstraZeneca’s MERREM I.V.® (meropenem for injection).

Under the Amendment, Cubist and AstraZeneca have agreed: (a) to certain sales targets for the first half of 2010, (b) to the calculation of certain payments to compensate Cubist for its activities during that time period based on the level of sales of MERREM I.V., and (c) that if Cubist requests an adjustment to the 2009 sales targets by January 31, 2010 due to the occurrence of certain commercial events specified in the Agreement, then AstraZeneca may immediately terminate the Agreement upon written notice to Cubist by February 14, 2010.

The Amendment also provides that the term of the Agreement will expire on June 30, 2010, unless earlier terminated, unless the parties reach agreement by May 1, 2010 on how Cubist would be compensated for its activities during the second half of 2010, in which case the term of the Agreement will be extended until December 31, 2010.

The foregoing description of the Amendment contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which will be filed, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to the registrant’s Annual Report on Form 10-K for the year ending on December 31, 2009.

Item 8.01 Other Events.

On December 11, 2009, Cubist issued a press release announcing that the U.S. District Court for the District of Delaware set a trial date beginning on April 25, 2011 for Cubist’s patent litigation against Teva Parenteral Medicines, Inc., Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries Ltd.  A copy of the press release has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Press Release dated December 11, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACEUTICALS, INC.

	By:	/s/ Tamara L. Joseph
Tamara L. Joseph
Senior Vice President, General Counsel and Secretary

Dated: December 17, 2009